Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

T3 Defense Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(1)	457(a)	16,787,988	$2.00	$33,575,976.00	0.0001381	$4,636.84

Total Offering Amounts:							$33,575,976.00		4,636.84
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$4,636.84

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Offering Note(s)

(1)	Represents up to 16,787,988 shares of common stock, $0.0001 par value per share (the “Common Stock”), of Nukkleus Inc. that will be offered for resale by the selling stockholders pursuant to the prospectus contained in the registration statement to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

Pursuant to Rule 457(c) under the Securities Act, calculated on the basis of the average of the high ($2.09) and low ($1.90) prices per share of the Common Stock reported on the Nasdaq Global Market on February 5, 2026, a date within five business days prior to the initial filing of the registration statement to which this exhibit is attached.